UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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Amarin Corporation plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Amarin Corporation plc (the “Company”) has established a website, https://www.voteamarin.com/, to communicate with the Company’s shareholders regarding its solicitation of proxies from shareholders at the Company’s 2023 Special General Meeting of Shareholders. Below are communications used by the Company beginning on February 9, 2023, which are posted to such website, comprised of a press release and other communication. The Company has filed a definitive proxy statement (DEFC14A) and WHITE proxy card with the U.S. Securities and Exchange Commission in connection with its solicitation of proxies from shareholders. Shareholders are strongly encouraged to read such proxy statement and accompanying WHITE proxy card as they contain important information.

The following is a press release issued by the Company:

Amarin Mails Letter Highlighting Why Shareholders Should Vote on the WHITE Proxy Card “AGAINST” Sarissa’s Harmful Proposals

Letter Underscores the Change That is Being Led by Amarin’s New Board

Highlights Sarissa’s Track Record of Value Destruction in the Healthcare Space

Sarissa Continues to Mislead Shareholders by Distorting Facts and Promoting Misinformation

DUBLIN, Ireland and BRIDGEWATER., N.J. Feb. 9, 2023 – Amarin Corporation plc (NASDAQ: AMRN) (“Amarin” or the “Company”) today announced that it has mailed a letter to shareholders in connection with the General Meeting of Shareholders urging shareholders to vote “AGAINST” all proposals on the WHITE proxy card. The General Meeting of Shareholders is scheduled to be held on February 28, 2023, and shareholders of record as of January 23, 2023, will be entitled to vote at the meeting.

The full text of the letter being mailed to shareholders can be found at www.voteamarin.com and follows:

Time is short and the facts are clear. Act today to ensure that the Amarin Board and management team are best positioned to continue executing our transformation plan and deliver near- and long-term value for you.

Scan this QR code to learn more about why you should vote AGAINST Sarissa’s harmful proposals on the WHITE proxy card today.

Please follow the instructions on the enclosed WHITE proxy card and vote by telephone, internet or mail. For ADS holders, the deadline to submit your vote is 3 PM GMT (10 AM ET) February 22, 2023, and for holders of ordinary shares, the deadline is 3 PM GMT (10 AM ET) February 24, 2023.

1.	We are a NEW Amarin: NEW Board, NEW Management Team and NEW Strategy.

The Amarin of today is a profoundly different company than 18 months ago. We recognized change was needed, and today, this new team is executing a turnaround strategy to drive value with the oversight of a purpose-built Board.

Amarin is making early progress. Now is the time for us to build on our momentum to turn the Company around and create value for our shareholders. It is not the time to remove our new, highly qualified Chairman, Per Wold-Olsen, nor is it the time to nearly double the size of the Board with underqualified candidates as part of Sarissa’s self-serving attempt to get on the Board.

2.	Sarissa has a track record of value destruction.

Sarissa claims it has created value in the healthcare space, but the facts show the opposite:

•	The median total shareholder return (“TSR”) at companies during the tenure of Sarissa-nominated directors is NEGATIVE 24%.[1]

•	The companies that Sarissa excluded from its presentation have a median TSR of a staggering NEGATIVE 59%.[1]

•	In four instances, companies with Sarissa-nominated directors LOST OVER 75% of their value.[1]

3.	Amarin has the right Board and team to maximize shareholder value. We don’t need Sarissa to do it.

When it comes to M&A, you should know that the Amarin Board is committed to evaluating any real opportunity that would maximize value for Amarin shareholders, including a sale of the Company. We specifically added M&A expertise to our Board – Adam Berger, who has extensive experience as a healthcare investment banker, including involvement in over 90 sales – as well as directors and a leadership team with extensive backgrounds at and relationships with large global pharma companies. Simply put, we don’t need Sarissa to maximize value.

Sarissa’s latest presentation recycles its own slides, fails to address serious misstatements Amarin has pointed out and has released even more misinformation to mislead shareholders, including:

•	Failing to address Sarissa’s abysmal record of destroying shareholder value.

•	Continuing to compare Amarin to The Medicines Company, an irrelevant example when it comes to M&A and implementing a subscription model.

•	Perpetuating misinformation regarding the Amarin Board’s comments on its refreshment process – alleged remarks that were never made.

•

Implying that four of Sarissa’s seven candidates were involved in key financial and operational decisions at The Medicines Company. The ONLY Sarissa representative to serve on the Board of The Medicines Company was Alex Denner, and he is not included on Sarissa’s slate at Amarin.

•

Deliberately and knowingly misrepresenting established U.K. law regarding voting deadlines and voting deadlines set by Amarin’s ADS depositary. Amarin does not set these deadlines – U.K law and the depositary do.

Vote on the WHITE proxy card “AGAINST” Sarissa’s harmful proposals today.

[1]

Statistics are based on the total stock return of companies where a Sarissa-affiliated director held tenure as a board member, from the market date immediately preceding their first date in-service, to the final date of their service or February 3, 2023. Companies with Sarissa-affiliated directors include VIVUS, Inc., Emmaus Life Sciences, Inc., ARIAD Pharmaceuticals, Inc., Aegerion Pharmaceuticals, Inc., The Medicines Company, Novelion Therapeutics, Inc., Bioverativ, Inc., Innoviva, Inc., Regulus Therapeutics, Inc., Armata Pharmaceuticals, Inc., Ironwood Pharmaceuticals, Inc., and Alkermes, Plc.

We encourage you to visit our website www.voteamarin.com for more details on our plan and FAQs.

YOUR VOTE IS IMPORTANT!

If you have any questions, or need assistance in voting your ADS or shares on the WHITE proxy card, please call our proxy solicitor:

Morrow Sodali LLC	Okapi Partners LLC
509 Madison Avenue, 12th Floor	1212 Avenue of the Americas, 17th Floor
New York, NY 10022	New York, NY 10036

Toll-free: 1 (800) 662-5200	Toll-free: 1 (844) 343-2625
Collect: 1 (203) 658-9400	International: 1 (212) 297-0720
Email: AMRN@info.morrowsodali.com	Email: info@okapipartners.com

Advisors

J.P. Morgan is acting as financial advisor. Ropes & Gray LLP and Goodwin Procter LLP are acting as legal advisors to the Company.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. From our foundation in scientific research to our focus on clinical trials, and now our commercial expansion, we are evolving and growing rapidly. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world. We are committed to increasing the scientific understanding of the cardiovascular risk that persists beyond traditional therapies and advancing the treatment of that risk.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to U.S. federal securities law. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form 10-K for the full year ended 2021, and Amarin’s quarterly reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, and its other filings. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

Amarin Contact Information

Investor Inquiries:

Lisa DeFrancesco

Investor Relations Amarin Corporation plc

investor.relations@amarincorp.com (investor inquiries)

Media Inquiries:

Mark Marmur

Corporate Communications, Amarin Corporation plc

PR@amarincorp.com (media inquiries)

Or

Steve Frankel / Andi Rose / Tali Epstein

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

The following is a statement posted by the Company on Twitter:

The $AMRN Board is executing a turnaround strategy to deliver near- and long-term value for shareholders. #Sarissa is NOT the answer and has a concerning track record of value destruction in the healthcare space. Learn more at http://voteamarin.com #votethewhiteproxycard